Exhibit 3.02

AMENDED AND

RESTATED BY-LAWS

OF

MONRO, INC.

May 13, 2021

ARTICLE I—MEETINGS OF SHAREHOLDERS

1.1 Annual Meetings. The Annual Meeting of the shareholders shall be held on such date after the close of the Corporation’s fiscal year as the Board of Directors may from time to time determine, for the election of the Board of Directors and the transaction of such business as may properly come before the meeting.

1.2 Special Meetings. Special Meetings of the shareholders for any purpose or purposes may be called by resolution of the Board of Directors or by the President, and shall be called by the President or Secretary upon the request in writing of a majority of the Board of Directors, which written request shall state the purpose or purposes of the proposed meeting. Business transacted at Special Meetings shall be confined to the purposes set forth in the notice thereof. Nothing contained herein shall limit the right and power of the directors and shareholders to require a Special Meeting for the election of directors pursuant to Section 603 of the Business Corporation Law, as that Section may from time to time be amended.

1.3 Place of Meetings. Meetings of shareholders for any purpose may be held at such places within or without the State of New York as the Board of Directors shall from time to time determine, including solely by means of electronic communication, the platform/service of which shall be the place of the meeting for the purpose of this section.

1.4 Notice of Meeting. Written, printed, or electronic notice of the place, date and hour of all meetings of the shareholders shall be given, not less than ten (10) days or more than fifty (50) days before the day fixed for the meeting, to each shareholder entitled to vote at said meeting. In the case of Special Meetings, such notice must also state the purpose or purposes for which the meeting is called and the names of the person or persons calling the Meeting. If any action is proposed to be taken at any meeting which would entitle shareholders to receive payment for their shares, such notice must specify the proposed action and state the fact that if the action is taken the dissenting shareholders shall have appraisal rights. The notice of meetings shall be given to each shareholder by personal delivery, by delivery at the shareholder’s residence or usual place of business, by electronic transmission, or by postage prepaid mail addressed to the shareholder at the address that appears on the books of the Corporation (unless the shareholder shall have filed with the Secretary of the Corporation a written request that notices be mailed to some other address, in which event the notice shall be mailed to the address designated in such request). If transmitted electronically, such notice is given when directed to the shareholder’s electronic mail address as supplied by the shareholder to the Secretary of the Corporation or as otherwise directed pursuant to the shareholder’s authorization or instructions. A notice of meeting shall not be required to be given to any shareholder who submits a signed waiver of notice, in person or by proxy, whether before or after the meeting. The attendance of any shareholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by the shareholder. No notice of an adjourned meeting of shareholders need by given, unless the Board of Directors fixes a new record date for the adjourned meeting.

1.5 Record Dates. For the purpose of determining the shareholders entitled to notice of or to vote at a shareholders’ meeting or any adjournment thereof, the Board of Directors may fix a date of record which shall not be more than fifty (50) days nor less than ten (10) days before said meeting date. For the purpose of determining shareholders entitled to express consent to or dissent from any proposal without a meeting, or for determining shareholders entitled to receive payment of a dividend or the allotment of any rights or for any other action, the Board of Directors may fix a date of record which shall not be more than fifty (50) days prior to such action.

1.6 Quorum. The presence of the holders of a majority of the stock issued and outstanding and entitled to vote thereat, either in person or represented by proxy, shall be required in order to constitute a quorum for the transaction of business at all meetings of the shareholders, except where otherwise required by statute or the Certificate of Incorporation of the Corporation. The shareholders present in person or represented by proxy at any meeting shall have the power to adjourn such meeting from time to time, but not for a period of over thirty (30) days at any one time, without notice other than announcement at the meeting and despite the absence of a quorum. At any such adjourned meeting, if a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally called. When a quorum is once present, it shall not be broken by the subsequent withdrawal of any shareholder.

1.7 Voting. At all meetings of the shareholders, each shareholder entitled to vote thereat may vote in person or by proxy and shall have one (1) vote for each share standing in the shareholder’s name on the books of the Corporation. A majority of votes cast shall be sufficient to elect directors and a majority of votes cast shall be sufficient to take any other corporate action, except as otherwise provided by statute or the Certificate of Incorporation of the Corporation.

1.8 Proxies. To be valid, each proxy must be executed in writing by the shareholder or by the shareholder’s duly authorized attorney. No proxy shall be valid after the expiration of eleven (11) months from the date of its execution, unless a greater duration shall have been specified therein. Each proxy shall be revocable at the pleasure of the person executing it, or of that person’s personal representative or assigns, except as otherwise provided by statute. The authority of the holder of a proxy to act shall not be revoked by the incompetence or death of the shareholder who executed the proxy unless, before the authority is exercised, valid and sufficient written notice of an adjudication of such incompetence or of such death is received by the corporate officer responsible for maintaining the list of shareholders.

1.9 Conduct of Meetings. Meetings of shareholders shall be presided over by the Chairman of the Board of Directors, if any, or in the Chairman’s absence, by the President of the Corporation, or in the absence of both of them, by a chairman to be chosen at the meeting.

1.10 Action without a Meeting. Unless otherwise provided by statute or the Certificate of Incorporation of the Corporation, any action required or permitted to be taken by the shareholders at a meeting or meetings thereof may be taken without a meeting upon a written consent setting forth the actions so taken and signed by the holders of all outstanding shares entitled to vote thereon. Such written consent shall be filed with the minutes of the proceedings of the shareholders and shall have the same effect as a unanimous vote of the shareholders.

ARTICLE II—BOARD OF DIRECTORS

2.1 Number of Directors. Except as otherwise provided in the Certificate of Incorporation of the Corporation, the Board of Directors shall consist of not less than three nor more than fifteen persons, the exact number to be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies.

2.2 Regular Meetings. A Regular Meeting of the Board of Directors may be held following each Annual Meeting of the shareholders at the place of such Annual Meeting, for the purposes of organization and the transaction of such other business as may properly come before such meeting. Other Regular Meetings of the Board of Directors shall be held at such times and places as the directors shall from time to time determine. All Regular Meetings of the Board of Directors may be held without notice.

2.3 Special Meetings. Special Meetings of the Board of Directors may be called by the President, and shall be called by the President or Secretary on the written request of a majority of the directors then in office. Notice of the place, date and hour of each Special Meeting of the Board of Directors shall be given to each director at least one (1) day prior to such meeting by telephone, electronic transmission, mail or delivery to the director’s residence or usual place of business. Notice of any such Special Meeting need not be given to any director who submits a signed waiver of notice, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice. A notice or waiver of notice need not specify the purpose of any Special Meeting of the Board of Directors.

2.4 Quorum. A majority of the Board of Directors then in office shall constitute a quorum for the transaction of business at each meeting of the Board of Directors; however, if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of directors present shall have the power to adjourn such meeting from time to time, without notice other than an announcement at such meeting, until a quorum shall be present. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally called.

2.5 Voting. At all meetings of the Board of Directors for which a quorum shall be present, the vote of a majority of directors present at the time of the vote shall be the act of the Board of Directors, except as otherwise provided by statute or the Certificate of Incorporation of the Corporation.

2.6 Newly Created Directorships and Vacancies. Except as otherwise provided in the Certificate of Incorporation of the Corporation, newly created directorships resulting from an increase in the number of directors and/or vacancies occurring in the Board for any reason may be filled by vote of a majority of the Board of Directors then in office. Except as otherwise provided by statute or the Certificate of Incorporation of the Corporation, each director so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next annual meeting of shareholders at which the election of directors is in the regular order of business, and until the election and qualification of the director’s successor.

2.7 Resignation. A director may resign at any time by giving written notice to the Board of Directors, the President or the Secretary of the Corporation. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Board of Directors or such officer, and the acceptance of the resignation shall not be necessary to make it effective.

2.8 Compensation of Directors. Directors, as such, shall not receive any salary for their services; however, by resolution of the Board of Directors, director’s fees, as well as expenses for attendance at each Regular or Special Meeting of the Board of Directors or any committee thereof, may be allowed for directors. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

2.9 Executive Committee and Other Committees. The Board of Directors may in its discretion, by an affirmative vote of a majority of the entire Board of Directors, appoint an Executive Committee, or any other committee, to consist of three (3) or more directors as the Board of Directors may from time to time determine. The Executive Committee shall have and may exercise between meetings of the Board of Directors all the powers of the Board of Directors in the management of the business and affairs of the Corporation, and other committees shall have such powers as shall be conferred upon them by the Board of Directors, except that no committee shall have power:

(a)	To recommend to shareholders any action requiring shareholder approval;

(b)	To fill vacancies in the Board of Directors or in any committee thereof;

(c)	To fix compensation of directors for service on the Board of Directors or any committee thereof;

(d)	To repeal, amend or adopt By-Laws; or

(e)	To amend or repeal any Board of Directors resolution which does not, by its terms, make it amendable or repealable by such committee.

In the absence of any member of the Executive Committee or of any other committee, the members thereof present at any meeting may appoint a member of the Board of Directors previously designated by the Board of Directors as a committee alternate to act in the place of such absent member. The Board of Directors shall have the power at any time to change the membership of, fill vacancies in or dissolve any committee. The Executive Committee and any other committee may make rules for the conduct of its business, and may appoint such committees and assistants as may from time to time be necessary, unless the Board of Directors shall provide otherwise. A majority of the members of the Executive Committee and of any other committee shall constitute a quorum. At any meeting of any committee for which a quorum shall be present, the vote of a majority of committee members present at the time of the vote shall be the act of such committee, except as otherwise provided by statute or the Certificate of Incorporation of the Corporation.

2.10 Participation in Meeting by Telephone. When permitted by statute, any one or more members of the Board of Directors, or any committee thereof, may participate in a meeting of such Board of Directors or committee by means of a conference telephone, electronic transmission or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

2.11 Action Without A Meeting. Any action required or permitted to be taken by the Board of Directors, or any committee thereof, may be taken without a meeting if all members of the Board of Directors or the committee consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents thereto by the members of the Board of Directors or committee shall be filed with the minutes of the proceedings of the Board of Directors or committee.

2.12 Lead Independent Director. In circumstances where the Chairman of the Board of Directors is not independent (pursuant to applicable listing standards and other measures deemed relevant by the Board of Directors), the Board of Directors may designate a Lead Independent Director to coordinate the activities of the other independent directors and to perform such other duties and responsibilities as the Board of Directors may determine. Such duties shall include, but not be limited to, the right to call meetings of the independent directors of the Board of Directors by written request to the President or Secretary. Notice of such meeting shall be provided to the independent members of the Board of Directors then in office in a manner consistent with Section 2.3 hereof.

ARTICLE III—OFFICERS

3.1 Election of Officers. The Board of Directors shall elect a President and a Secretary. Any vacancy in the offices in this Article shall be filled in the same manner. Each such officer shall serve at the pleasure of the Board of Directors and until the officer’s successor shall have been duly elected and qualified, unless the officer shall die, resign or be removed. Any two offices may be held by the same person, except that no person shall hold the offices of President and Secretary concurrently unless all of the outstanding stock of the Corporation is owned by one person. The Board of Directors may elect a Chairman of the Board of Directors from among the directors of the Corporation, a Treasurer, one or more Vice Presidents and such other officers as it may determine. Each such officer shall serve at the pleasure of the Board of Directors.

3.2 Assistant and Subordinate Officers. The Board of Directors may elect one or more Assistant Treasurers, one or more Assistant Secretaries and such other subordinate officers or agents as it may deem proper from time to time, who shall hold office only at the pleasure of the Board of Directors. The Board of Directors may from time to time authorize the President to appoint and remove such assistant and subordinate officers and agents and prescribe the powers and duties thereof.

3.3 Removal. Any officer of the Corporation may be removed with or without cause by the Board of Directors whenever in the judgment of the Board of Directors the best interests of the Corporation will be served thereby.

3.4 Compensation. The Board of Directors shall fix the compensation of all officers of the Corporation who are appointed by the Board of Directors. The Board of Directors may authorize the President to fix the compensation of such assistant and subordinate officers and agents as the President is authorized to appoint and remove.

3.5 Chairman of the Board. The Chairman of the Board, if there be one, shall preside at all meetings of the shareholders and directors and shall perform such other duties as the Board may direct.

3.6 President. The President shall be the Chief Executive Officer of the Corporation and shall have general charge of the business of the Corporation, subject to the control and direction of the Board of Directors. In general, the President shall have all the powers and perform all the duties normally incident to the office of President, together with such other powers and duties as may from time to time be properly prescribed by the Board of Directors. If there be no Chairman of the Board, or in the Chairman’s absence or inability to act, the President shall perform all the duties of the Chairman of the Board.

3.7 Vice President. Any one of the Vice Presidents may be designated by the Board of Directors as an Executive Vice President. At the request of the President, or in the President’s absence or inability to act, the Executive Vice President shall perform the duties and exercise the functions of the President. If there be no Executive Vice President, the Vice President designated by the Board of Directors shall perform such duties and exercise such functions in such case. Each Vice President shall have such other powers and duties as may from time to time be properly prescribed by the Board of Directors or the President.

3.8 Secretary. The Secretary shall attend all meetings of the Board of Directors and of the shareholders, and shall record all votes in the minutes of all such proceedings in a book to be maintained for such purpose. The Secretary shall give or cause to be given notice of all meetings of shareholders and Special Meetings of the Board of Directors. The Secretary shall be the custodian of the seal of the Corporation and shall affix the seal to any instrument when authorized by the Board of Directors. The Secretary shall keep all the documents and records of the Corporation, as required by law or otherwise, in a proper and safe manner. The Secretary shall have such other powers and duties as may from time to time be properly prescribed by the Board of Directors or the President.

3.9 Treasurer. Subject to the control of the Board of Directors, the Treasurer shall have the care and custody of the corporate funds and the books relating thereto; the Treasurer shall perform all other duties incident to the office of Treasurer; and the Treasurer shall have such other powers as the Board of Directors or the President assigns to the Treasurer.

3.10 Controller. The Board of Directors may appoint a Controller. Subject to the control of the Board of Directors, the Controller shall administer the financial control of operations; the Controller shall perform all other duties incident to the office of Controller; and the Controller shall have such other powers as the Board of Directors or the President assigns to the Controller.

ARTICLE IV—INDEMNIFICATION

All officers and directors of the Corporation shall be indemnified by the Corporation, to the fullest extent permitted by the Business Corporation Law of the State of New York or the Certificate of Incorporation of the Corporation, against any and all judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred which may arise as a result of the fact that (i) they are officers and/or directors of the Corporation, or (ii) at the request of the Corporation, they serve any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity.

ARTICLE V—CERTIFICATES OF STOCK

5.1 Form and Signature. The certificates of stock of the Corporation shall be numbered and entered on the books of the Corporation as they are issued. In addition to other requirements prescribed by law, the certificates shall exhibit the holder’s name and the number of shares and shall be signed by the President or Vice President and by the Treasurer, Secretary, Assistant Treasurer or Assistant Secretary. Where any certificate is signed by a transfer agent and registered by a registrar, other than the Corporation itself or any employee, the signature of any such officers may be facsimiles, engraved or printed. In case any officer who has signed, or whose facsimile signature has been placed upon a certificate, shall have ceased to be such officer before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer at the date of issue.

5.2 Transfer of Shares. The shares of the Corporation shall be transferred on the books of the Corporation by the registered holder thereof, in person or by the holder’s attorney, upon surrender for cancellation of certificates for the same number of shares, with a proper assignment and powers of transfer endorsed thereon or attached thereto, duly signed by the person appearing by the certificate to be the owner of the shares represented thereby, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require. Such certificate shall have affixed thereto all stock transfer stamps required by law. The Board of Directors shall have the power and authority to make all such other rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates for shares of the Corporation.

5.3 Mutilated, Lost, Stolen or Destroyed Certificates. The holder of any certificate representing shares of the Corporation shall immediately notify the Corporation of any mutilation, loss, theft or destruction thereof. The Board of Directors may, in its discretion, cause one or more new certificates for the same number of shares in the aggregate to be issued to such holder upon the surrender of the mutilated certificate, or in case of loss, theft or destruction of the certificate, upon satisfactory proof of such loss, theft or destruction and the deposit of indemnity by way of bond or otherwise in such form and amount and with such sureties or securities as the Board of Directors may require to indemnify the Corporation and transfer agent and registrar, if any, against loss or liability by reason of the issuance of such new certificates. Alternatively, the Board of Directors may, in its discretion, refuse to issue such new certificates save upon the order of a court having jurisdiction in such matters.

5.4 Stock Ledgers. The stock ledgers of the Corporation containing the names and addresses of the shareholders and the number of shares held by them respectively shall be maintained at the principal office of the Corporation, or, if there be a transfer agent, at the office of such transfer agent as the Board of Directors shall determine.

5.5 Transfer Agents and Registrars. The Corporation may have one or more transfer agents and one or more registrars of its stock or of any class or classes of its stock, whose respective duties the Board of Directors may from time to time determine.

5.6 Record Holder. The Corporation shall be entitled to treat the holder of record of any shares of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as expressly provided by statute.

ARTICLE VI—FINANCES

6.1 Dividends. Subject to any statutory provision and the Certificate of Incorporation of the Corporation, dividends upon the capital stock of the Corporation may be declared by the Board of Directors, payable on such dates as the Board of Directors may designate.

6.2 Reserves. Before the payment of any dividend, there may be set aside out of the funds of the Corporation available for dividends, such sum or sums as the Board of Directors may from time to time in its absolute discretion deem proper as a reserve to meet contingencies or for equalizing dividends, or for repairing or maintaining any property of the Corporation or for such other purpose as the Board shall deem conducive to the interests of the Corporation. The Board of Directors may modify or abolish any such reserve in the manner in which it was created.

6.3 Bills, Notes, etc. All checks or demands for money and notes or other instruments evidencing indebtedness or obligations of the Corporation shall be made in the name of the Corporation and shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

ARTICLE VII—AMENDMENTS

7.1 Power to Amend. Subject to the Certificate of Incorporation of the Corporation, the By-laws of the Corporation may be adopted, amended or repealed by vote of the holders of the shares at any time entitled to vote on the election of directors. The Board of Directors shall also have the power to adopt, amend or repeal the By-laws of the Corporation by vote of a majority of the Board of Directors then in office at any meeting thereof; provided, however, that, subject to the Certificate of Incorporation of the Corporation, any By-law adopted by the Board of Directors may be amended or repealed at any meeting of the shareholders by a majority of the votes cast at such meeting by the holders of shares entitled to vote thereon.

7.2 Notice of Amendment Affecting Election of Directors. If any By-law regulating an impending election of directors is adopted, amended or repealed by the Board of Directors, there shall be set forth in the notice of the next meeting of shareholders for the election of directors the By-law so adopted, amended, or repealed, together with a concise statement of the changes made.